Mail Stop 3561-CF/AD 11
      						November 1, 2005

Via U.S. Mail and Fax (86-752-2820298)

Mr. Albert Leung, Chief Financial Officer
Qiao Xing Universal Telephone, Inc.
Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong
People`s Republic of China 516023

	RE:	Qiao Xing Universal Telephone, Inc.
      Form 20-F for the fiscal year ended December 31, 2004
		Filed June 30, 2005
      File No. 0-29946

Dear Mr. Leung:

      We have completed our review of the above filing and do not, at this time, have any further comments.

							Sincerely,


							Larry Spirgel
								Assistant Director